EXPENSE LIMITATION AGREEMENT

FOR FENIMORE ASSET MANAGEMENT TRUST

FAM SMALL CAP FUND

THIS  AGREEMENT,  dated  as  of   ___________,  2012,  is  made  and  entered  into  by  and between  Fenimore  Asset  Management  Trust,  a  Massachusetts  business  trust  (the  “Trust”),  on behalf  of  its  series  set  forth  on  Schedule  A  attached  hereto  (the  “Fund”),  and  Fenimore  Asset

Management, Inc. (the “Adviser”).

WHEREAS, the Adviser has been appointed the investment adviser of the Fund pursuant to an  Investment Advisory Agreement between the Trust, on behalf of the  Fund, and the  Adviser

(the “Advisory Agreement”); and

WHEREAS,  the  Trust  and  the  Adviser  desire  to  enter  into  the  arrangements  described herein relating to certain expenses of the Fund;

NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

1.

The Adviser agrees to reduce the fees payable to it under the Advisory Agreement

and/or  reimburse  other   expenses  of  the  Fund   during  the  period  ending  May  1,  2015,   and

thereafter  until  this  Agreement  is  terminated,  to  the  extent  necessary  to  limit  the  total  operating expenses of each class of  shares of the Fund to the  amount of the “Maximum Operating Expense

Limit”  applicable  to  each  such  class  of  shares  as  set  forth  across  from  the  name  of  each respective class of the Fund on the attached Schedule A.

2.

A copy of the Agreement and Declaration of Trust establishing the Trust is on file with  the  Secretary of  The  Commonwealth  of  Massachusetts,  and  notice  is  hereby  given  that  this

Agreement  is executed by the  Trust on behalf of the Fund  by an officer of  the Trust as  an officer and  not  individually  and  that  the  obligations  of  or  arising  out  of  this  Agreement  are  not  binding upon  any  of  the  Trustees,  officers  or  shareholders  individually  but  are  binding  only  upon  the assets and property belonging to the Fund.

IN  WITNESS  WHEREOF,  the  parties  hereto  have  executed  this  Agreement  as  of  the date first above written.

FENIMORE ASSET MANAGEMENT

FENIMORE ASSET MANAGEMENT, INC.

TRUST

By:

By:

Name:

Name:

Title:

Title:

SCHEDULE A

OPERATING EXPENSE LIMITS

Maximum Operating

Fund Name and Class of Shares

Expense Limit*

FAM Small Cap Fund

Investor Class Shares

1.50%

Advisor Class Shares

2.50%

*  Expressed as a percentage of the Fund’s average daily net assets.

16799362.3.BUSINESS